FOR RELEASE ON: April 30, 2015 at 07:30 ET
Exhibit 99.1

CONTACT: Erin Curtis
Investor Relations
TASER International, Inc.
(480) 515-6330

TASER Reports Quarterly Revenue of $44.8 million and EPS of $0.13

Cash and Investment Balances Surpass $100 million

SCOTTSDALE, Ariz., April 30, 2015 − TASER International, Inc. (NASDAQ: TASR), today announced financial results for the first quarter ended March 31, 2015.

"TASER International is off to an outstanding start in fiscal 2015 thanks to strength in the TASER Weapons segment, as well as continued growth and new wins in the AXON business," said Rick Smith, TASER chief executive officer. "New programs such as the Standard Issue Grant Program are examples of how we are partnering with law enforcement agencies for the long-term, and we are enthusiastic thus far about the results of our investments."

First Quarter 2015 Financial Highlights:

•
Net sales were $44.8 million in the quarter, an increase of $8.6 million, or 23.7%, compared to first quarter 2014 net sales of $36.2 million. The increase was primarily driven by increased TASER X26P and TASER X2 Smart Weapon sales which increased $7.2 million and $4.8 million, respectively, in the first quarter of 2015 compared to the first quarter of the prior year. International sales were $9.0 million in the quarter, a decrease of $1.6 million compared to the prior year first quarter.

•
TASER Weapons segment revenues grew $5.9 million year-over-year, or 18.1%, to $38.3 million in the first quarter of 2015. The increase in Smart Weapon sales of $12.0 million was partially offset by a decrease of $4.5 million in the legacy TASER X26 CEW sales as it has been retired from production as of December 31, 2014. The first quarter of 2014 also had a $2.5 million TASER XREP sale that did not repeat in the current period.

•
AXON segment revenues increased by $2.7 million, or 73.1%, to $6.4 million in the first quarter of 2015 in comparison to the prior year first quarter. The increase was partially driven by a $1.2 million increase, or 185.6%, in service revenue compared to the first quarter 2014 which was driven by an increased license count for EVIDENCE.com. AXON on-officer hardware sales increased $1.9 million compared to the prior period as more cities embrace this technology.

•	Gross margin in the first quarter of 2015 was 66.7%, compared to 61.4% in the same period last year.

•
TASER Weapons segment gross margins increased to 71.1% in first quarter 2015 compared to 66.4% in first quarter 2014. The increase was partially driven by the completion of the depreciation of the automated cartridge production line at the end of the fourth quarter 2014. The first quarter 2015 gross margin also improved due increased leveraging of fixed overhead costs, as the Company accelerated production activity to replenish its safety stock of inventory in anticipation of higher future sales volumes.

•
AXON segment gross margins improved to 40.6% in the first quarter 2015 compared to 17.5% in the first quarter 2014. AXON product margins (e.g. excluding AXON services) increased to 30.1% compared to 12.6% in the prior year. The improvement in margins can in some measure be attributed to a partial reversal of the fourth quarter 2014 inventory loss reserve related to components of the AXON camera line as the Company was able to include some of the previously written off parts in its new AXON Signal product. The increase in prices on the AXON cameras and EVIDENCE.com service that occurred in July 2014 also contributed to increased product margins in the first quarter of 2015. AXON service margins increased to 65.3% in the first quarter of 2015 compared to 40.0% in the prior year. There are fixed costs related to the provision of software as a service and once a critical mass of licenses is reached, cost of service delivered margins will improve.

•	Total AXON and EVIDENCE.com bookings were $22.9 million in the first quarter of 2015, an increase of $17.0 million, or 288% compared to $5.9 million for the first quarter of 2014.

•
Sales, general and administrative (SG&A) expenses of $14.6 million in the first quarter of 2015 increased $0.8 million, from $13.7 million in the first quarter of 2014.  As a percentage of revenue, SG&A decreased to 32.5% in the first quarter of 2015 compared to 38.0% in the prior year first quarter. Compared to the prior year, personnel expenses increased $1.3 million as the Company has increased customer-facing positions as well as some administrative functions. Increases were also seen in accounting and consulting fees as well as increased travel expense as the Company works to grow its international presence. These increases were partially offset by lower expenses related to the defense of product and commercial litigation. The Company expects SG&A expenses to continue to climb in 2015 as the Company continues to invest and grow the infrastructure necessary to achieve its initiatives of increasing revenues internationally and in the AXON segment.

•
Research and development (R&D) expenses of $4.6 million for the first quarter of 2015 increased $1.0 million when compared to the first quarter of 2014 driven by additional personnel expense related to AXON segment product development initiatives. The Company continues to expect increased expenses in R&D in 2015 as it adds headcount to support new functionality and new capabilities to the AXON platform, cameras and related hardware.

•	Income from operations increased $5.9 million, or 121.3%, to $10.7 million in the first quarter of 2015 compared to $4.9 million in the first quarter of 2014.

•	Adjusted EBITDA, a non-gaap measure, increased $5.9 million to $13.2 million in the first quarter of 2015 compared to $7.3 million in the first quarter of 2014.

•	Income taxes in the first quarter were $3.5 million.

•	Net income for the first quarter of 2015 was $7.2 million, or $0.13 per diluted share, compared to $3.4 million, or $0.06 per diluted share in the first quarter of 2014.

•
In the first quarter of 2015, the Company generated $13.0 million in cash from operating activities. Cash, cash equivalents and investments were $104.8 million at March 31, 2015, up from $90.4 million at December 31, 2014. Included in these balances were $14.7 million and $9.3 million in long-term investments as of March 31, 2015 and December 31, 2014, respectively.

Operating and Business Highlights:

•	In the first quarter of 2015, the Company announced a total of 71 significant orders for its X26P and X2 Smart Weapons. These orders represented a total of approximately 10,600 Smart Weapons.

◦
Included in these totals was the significant deployment of 1,000 X2s by the Ontario Provincial Police. The approval of Smart Weapons in Canada was only received in the fourth quarter 2014, and we are encouraged to see our first significant order so soon.

•
The Company continued to see new agencies adopt, and other agencies expand, their deployments of the AXON body-worn cameras and/or EVIDENCE.com management service during the first quarter, and announced a total of 22 significant new deployments. These orders represented a total of approximately 5,400 AXON cameras.

◦	Included in these totals was the initial purchase of body cameras and EVIDENCE.com by the City of London, UK.

◦	Charlotte - Mecklenburg Police Department expanded their AXON program with the purchase of an additional 1,400 body cameras.

•
As of the end of the first quarter, 16 major cities have purchased TASER's AXON cameras including; Albuquerque, Charlotte-Mecklenburg, Cleveland, Fort Worth, Fresno, Los Angeles, Las Vegas, Mesa, Miami, New Orleans, Pittsburgh, Salt Lake City, San Diego, San Francisco, Tampa and Tucson.

•	EVIDENCE.com's user count continued to grow substantially, extending the Company's market leadership. Total active, paid users at March 31, 2015 were approximately 22,000.

•
In addition to the strong bookings figure, future billings were $56.3 million at the end of the first quarter and future contracted revenue was $71.1 million. Future billings are defined as cumulative bookings to date net of cumulative recognized AXON camera and EVIDENCE.com revenue and AXON camera and EVIDENCE.com deferred revenue balances. Future contracted revenue is defined as cumulative AXON and EVIDENCE.com bookings minus cumulative recognized revenue related solely to AXON and EVIDENCE.com.

•
Average revenue per seat ("ARPU") in the first quarter of 2015 was $26.80 compared to $26.45 at the end of the fourth quarter of 2014. ARPU is defined as the total license and storage revenue related to EVIDENCE.com in the current period divided by the total number of licenses included in revenue.

•
In the first quarter of 2015, 80% of the purchasers of AXON body-worn video cameras purchased the Company's digital evidence management solution, EVIDENCE.com. In addition, of the purchases which included EVIDENCE.com, 79% had terms of 5 years.

•
Earlier this month, the Standard Issue Grant program was announced. This grant offers three tiers of grants from $100 per officer up to $400 per officer for agencies who commit to making both TASER cameras and weapons standard issue equipment at their agency in conjunction with a purchase. TASER's goal is to get 100,000 officers on this program by the end of the year which represents at $600 million opportunity for a $40 million investment.

•	An additional study regarding the positive outcomes from the deployment of on-officer cameras was published during the first quarter by the San Diego Police Department. This report showed that complaints fell 41%, total allegations were reduced by 60% and use of "personal body" force by officers dropped 47% after the introduction of body cameras.

•
The Company will host its annual shareholder's meeting at 9:00 a.m. on May 18, 2015 at the SpringHill Suites Seattle Downtown located at 1800 Yale Avenue, Seattle, WA. Formal proxy voting procedures will take place in addition to informal presentations by Rick Smith, Luke Larson and Marcus Womack. A round-table discussion with the Company's product managers will also occur after the formal meeting. Please email RSVPs to IR@TASER.com.

Quarterly Conference Call:

•
The Company will host its first quarter 2015 earnings conference call on Thursday, April 30, 2015 at 10 a.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 23963914.

•
The Company has posted supplemental materials on its website to provide additional information on the drivers of the first quarter financial results on its website. Financial drivers will no longer be part of the discussion on the earnings call to leave more time for questions from investors.

•
The Company will take questions relating to the first quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

•
The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the first quarter results. Archived presentations from previous quarters may also be found on the website.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods, and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment expense; loss on impairment; employee severance charges; inventory reserves; and interest income and other (income) expense.

Free Cash Flow is defined as operating cash flow minus purchases of property, plant & equipment and intangible assets.

Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.
TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 141,000 lives and countless dollars have been saved with TASER's products and services.

Learn more at http://www.TASER.com and http://www.EVIDENCE.com or by calling (800) 978-2737.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON body, AXON flex, AXON Signal, TASER X26, TASER X26P, TASER X2, and TASER XREP are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect elevated SG&A and R&D spending in 2015; and our goals and opportunities relating to the Standard Issue Grant program; that we intend to drive top-line growth internationally and in our AXON segment. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; the long-term revenue recognition cycle for our SaaS EVIDENCE.com product; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEW to AXON devices; our anticipation that certain orders will be completed; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; fluctuations in our effective tax rate; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; increase in Euro denominated expenses; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and https://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.
For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com.

TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$44,762	$36,185
Cost of products sold and services delivered	14,894	13,977
Gross margin	29,868	22,208
Operating expenses:
Sales, general and administrative	14,565	13,746
Research and development	4,558	3,606
Total operating expenses	19,123	17,352
Income from operations	10,745	4,856
Interest and other (expense) income, net	(65)	30
Income before provision for income taxes	10,680	4,886
Provision for income taxes	3,475	1,495
Net income	$7,205	$3,391
Net income per common and common equivalent shares:
Basic	$0.14	$0.06
Diluted	$0.13	$0.06
Weighted average number of common and common equivalent shares outstanding:
Basic	53,167	53,190
Diluted	54,513	55,124

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	TASER Weapons	AXON	Total	TASER Weapons	AXON	Total
Product sales	$38,341	$4,502	$42,843	$32,475	$3,038	$35,513
Service revenue	—	1,919	1,919	—	672	672
Net sales	38,341	6,421	44,762	32,475	3,710	36,185
Cost of products sold	11,081	3,148	14,229	10,918	2,656	13,574
Cost of services delivered	—	665	665	—	403	403
Gross margin	27,260	2,608	29,868	21,557	651	22,208
Sales, general and administrative	10,705	3,860	14,565	11,289	2,457	13,746
Research and development	1,190	3,368	4,558	817	2,789	3,606
Income (loss) from operations	$15,365	$(4,620)	$10,745	$9,451	$(4,595)	$4,856

Gross margin %	71.1%	40.6%	66.7%	66.4%	17.5%	61.4%
Operating margin %	40.1%	(72.0)%	24.0%	29.1%	(123.9)%	13.4%

TASER INTERNATIONAL, INC.
AXON and EVIDENCE.com Bookings by Quarter
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Bookings	$22,948	$24,554	$15,267	$11,346	$5,919

AXON cameras and EVIDENCE.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period.  Bookings are an indication of the activity the Company is seeing relative to AXON cameras and EVIDENCE.com.  We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units and percentages in whole numbers

	Three Months Ended March 31,
	2015	2014	Unit Change	Percent Change
TASER X26P	17,246	9,059	8,187	90.4%
TASER X2	7,726	3,416	4,310	126.2
TASER X26	2,238	7,009	(4,771)	(68.1)
TASER M26	505	495	10	2.0
TASER C2	1,955	2,020	(65)	(3.2)
Cartridges	370,660	369,516	1,144	0.3
AXON flex	3,815	1,577	2,238	141.9
AXON body	5,860	2,593	3,267	126.0
TASER Cam	2,111	2,494	(383)	(15.4)

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	For the Three Months Ended
	March 31, 2015	March 31, 2014

Net income	$7,205	$3,391
Depreciation and amortization	617	1,162
Interest expense	1	1
Provision for income taxes	3,475	1,495
EBITDA	$11,298	$6,049

Adjustments:
Stock-based compensation expense	$1,544	$1,177
Loss on write-down/disposal of property, equipment and intangibles, net	139	95
Provision for excess and obsolete inventory	181	7
Other expense (income)	64	(31)
Adjusted EBITDA	$13,226	$7,297
Adjusted EBITDA as a percentage of net sales	29.5%	20.2%

Composition of stock-based compensation:
	For the Three Months Ended
	March 31, 2015	March 31, 2014

Cost of products sold and services delivered	$70	$29
Sales, general and administrative	934	704
Research and development	540	444
	$1,544	$1,177

TASER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$46,848	$48,367
Short-term investments	43,212	32,774
Accounts and notes receivable, net	21,022	30,735
Inventory, net	22,626	18,323
Prepaid expenses and other current assets	4,276	4,443
Deferred income tax assets, net	5,186	5,186
Total current assets	143,170	139,828

Property and equipment, net	17,213	17,523
Deferred income tax assets, net	11,505	10,877
Intangible assets, net	2,965	3,115
Goodwill	2,206	2,206
Long-term investments	14,713	9,296
Other assets	4,039	2,523
Total assets	$195,811	$185,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,808	$7,682
Accrued liabilities	6,999	9,245
Current portion of deferred revenue	14,628	14,020
Customer deposits	647	988
Current portion of capital lease payable	39	38
Total current liabilities	30,121	31,973

Deferred revenue, net of current portion	22,443	21,668
Liability for unrecognized tax benefits	1,645	1,471
Long-term deferred compensation	1,549	1,121
Long-term portion of capital lease payable	19	29
Total liabilities	55,777	56,262

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	166,275	162,641
Treasury stock	(114,645)	(114,645)
Retained earnings	88,250	81,045
Accumulated other comprehensive income	153	64
Total stockholders’ equity	140,034	129,106
Total liabilities and stockholders’ equity	$195,811	$185,368

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31, 2015	March 31, 2014

Net income	$7,205	$3,391
Depreciation and amortization	617	1,162
Stock-based compensation	1,544	1,177
Net cash provided by operating activities	13,008	4,310
Net cash used in investing activities	(16,708)	(12,308)
Net cash provided by financing activities	2,081	10,852
Cash and cash equivalents, end of period	46,848	45,133

	For the Three Months Ended
	March 31, 2015	March 31, 2014

Net cash provided by operating activities	$13,008	$4,310
Purchases of property and equipment	(424)	(799)
Purchases of intangible assets	(50)	(67)
Free cash flow, a non-gaap measure	$12,534	$3,444